Exhibit 99.2

To Our Shareholders:

Our Q2 2025 results exceeded our previous top line and cash flow expectations, fueled by broad-based strength across the platform and the emergence of viral hits. We are raising our FY 2025 guidance to reflect this momentum, as we progress toward our goal of capturing 10% of the global gaming content market[1].

Below are key operating and financial results from Q2 highlighting our strong trajectory:

- Daily active users ("DAUs") were 111.8 million, up 41% year-over-year.
- Hours engaged ("Hours") were 27.4 billion, up 58% year-over-year.
- Revenue totaled $1,080.7 million, up 21% year-over-year. The year-over-year growth rate reflects a $58.9 million acceleration of revenue recorded in Q2 2024, which was due to the update in the estimated average paying user lifetime from 28 to 27 months.
- Bookings totaled $1,437.6 million, up 51% year-over-year.
- Monthly Unique Payers ("MUPs") reached a new all-time record of 23.4 million, up 42% over Q2 2024. We saw a record number of new MUPs, and had higher monthly repurchase rates relative to the same period last year. Additionally, Average Bookings per Monthly Unique Payer were $20.48, up 6% year-over-year.

Our Q2 2025 results also indicate that key user metrics are evolving in several dimensions that should benefit our business over the long term.

DAUs aged 13 and older ("13O") grew 54% year-over-year while 13O Hours grew at 72% year-over-year. 13O users now represent 64% of total DAUs and 66% of total Hours.

In markets outside of the U.S. and Canada, DAUs grew 46% year-over-year and bookings grew 63% year-over-year. Average Bookings per DAU ("ABPDAU") in international markets grew 11% year-over-year.

In the U.S. and Canada, year-over-year bookings growth was 43%. ABPDAU in the U.S. and Canada grew 18% year-over-year.

In addition to strong topline performance, in Q2 2025 we continued to deliver operating leverage in certain key fixed costs, enabling us to increase developer exchange fees while still delivering a thousand basis point improvement in operating margins. Specifically:

[1] Source: Newzoo's Global Games Market Report 2024. Market defined as Newzoo's estimate for global content revenue.

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● Developer exchange fees grew 52% year-over-year, reaching $316.4 million, nearly double the amount of developer exchange fees in the same period just two years ago. Developer exchange fees were 29% of revenue and 22% of bookings in Q2 2025 compared to 23% of revenue and 22% of bookings in Q2 2024. ● Certain infrastructure and trust & safety expenses grew to $152.6 million in Q2 2025, 25% higher than Q2 2024 and 14% higher than Q1 2025. The year-over-year and sequential increases are largely driven by costs related to third-party cloud infrastructure to support higher than expected user engagement. These costs amounted to 14% of revenue and 11% of bookings in Q2 2025 compared to 14% of revenue and 13% of bookings in Q2 2024. ● Personnel costs, exclusive of stock-based compensation expense, were $244.8 million, up 20% over Q2 2024. These costs amounted to 23% of revenue and 17% of bookings in Q2 2025 compared to 23% of revenue and 21% of bookings in Q2 2024. Consolidated net loss was $279.8 million, compared to consolidated net loss of $207.2 million in Q2 2024. Adjusted EBITDA was $18.4 million, compared to Adjusted EBITDA of $66.5 million in Q2 2024. Adjusted EBITDA excludes an adjustment for a total net increase in deferred revenue and deferred cost of revenue of $301.5 million in Q2 2025 compared to $47.9 million in Q2 2024. As a reminder, for GAAP revenue purposes, the vast majority of the Q2 bookings outperformance is deferred and will be recognized as revenue over the estimated average lifetime of a paying user, which was 27 months during Q2 2025. Meanwhile, our primary operating costs, which includes developer exchange fees, personnel costs, and certain infrastructure and trust & safety expenses, outpaced our recognized revenue as our business scaled. As a result, consolidated net loss actually increased, and Adjusted EBITDA decreased year-over-year, even as we experienced rapid year-over-year growth in both operating cash flow and free cash flow, consistent with our strong bookings growth. As we have stated in prior shareholder letters, we run the business to deliver bookings growth and growth in free cash flow, which we believe builds long-term enterprise value for Roblox. Our second quarter cash flow results reflect this focus. ● Operating cash flow was $199.3 million, up 32% over Q2 2024. As we disclosed in Q1 2025, both operating cash flow and free cash flow were impacted by a $30 million payout that was delayed from Q1 and ultimately paid in Q2. Without this delay, Q2 2025's operating cash flow would have been $229.3 million, a year-over-year increase of 51%. ● Free cash flow totaled $176.7 million, up 58% year-over-year. Without the $30 million payout delay, free cash flow in Q2 2025 would have been $206.7 million, an increase of 85% compared to Q2 2024. 2

Total cash, cash equivalents, and investments reached $4.7 billion as of June 30, 2025, an increase of $1.1 billion compared to the $3.6 billion balance as of June 30, 2024. Finally, our fully diluted share count was 739.1 million shares as of June 30, 2025, an increase of 2.3% as compared to June 30, 2024. We use equity to hire and retain exceptional people and will continue to strike a balance between dilution and the key value drivers in our business, namely bookings and free cash flow. 3

Building a Platform for Scale & Durability

In Q2 2025, our platform experienced broad-based strength, highlighted by the emergence of viral hits like Grow a Garden.

The success of Grow a Garden is not an accident. Grow a Garden's tremendous growth and engagement benefited from investments and innovations we've made on a consistent basis. Our ongoing focus on raw performance and quality, discovery, and investments in the virtual economy continue to create conditions for creators to succeed at this scale.

- **Infrastructure:** Our platform recently achieved an all-time high of over 32 million concurrent users. Our purpose-built infrastructure is designed to connect millions of users to a diverse collection of unique, creator-built 3D experiences, each with its own distinct code. Scaling to this magnitude, while optimizing for latency, reliability, and cost-efficiency, is a complex undertaking that provides significant value to our creators and enhances the overall user experience.
- **Discovery:** We continue to see positive results from our innovative work in discovery, including increased surfaces for creators to promote their experiences and enhanced AI-driven personalization algorithms. Three out of our top 10 experiences by Robux spend in June 2025 were created in the last twelve months, including hits such as Grow a Garden, Steal a Brainrot and Dead Rails. In July, we've also seen titles such as Ink Game and 99 Nights in the Forest become viral hits.
- **Creator Community & Economics**: Our creator community is earning more and we are always looking for ways to deliver more value and expand economic opportunities for creators. Our investments in price optimization, regional pricing and differential pricing support the growth of our creators' economics. In the last twelve months, developers have earned more than $1 billion.

Grow a Garden successfully leveraged these assets in Q2. Launched on March 25, 2025, the game benefited from a combination of AI-driven discovery as well as curated sorts ("Today's Picks") to become the top experience based on spending within one month of its creation, achieving the #1 spot much faster than any other experience in Roblox history. In June 2025, it set a world record for the most concurrent players to play a videogame, which it then surpassed in July with nearly 22 million concurrent users.

In addition to the success of viral hits, we continued to see broad-based strength across the platform, supported by a thriving content ecosystem and evolving discovery. We've specifically designed our platform so that viral hits bolster long-term ecosystem health. Users are encouraged

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to discover, engage, and spend across numerous experiences, thus reinforcing our content and user flywheels. Some examples include: ● Content Velocity: Developers of our top 100 experiences in June 2025 published more frequent and more significant content updates, driving increased DAUs, engagement, and spending. In addition, 28 of the top 100 experiences by spend in June 2025 were launched in the last twelve months, an increase relative to the 21 in June 2024. Together, these highlight a content ecosystem where our leading creators are consistently innovating through liveops, and new experiences are simultaneously finding a scaled audience. ● Spend distribution: Spending growth was robust across the platform in Q2 2025. Spending among experiences ranked 1150 increased 90% year-over-year. Additionally, excluding all spending in Grow a Garden, in-experience spending on the platform overall grew 36% year-over-year. Moreover, we observed in Q2 2025 that more than 75% of Grow a Garden's DAUs engaged with at least one additional experience on the day they played. This highlights the healthy, interconnected nature of our platform, where viral hits can generate downstream benefits for creators across the broader ecosystem. ● Genre expansion: Early traction in target genres RPG, sports & racing, shooters) continues to be encouraging. Robux spending in all of these target genres grew 66% from Q2 2024 to Q2 2025. We are pleased with our progress so far and will continue to invest behind this momentum to enable more growth in these target genres. 5

Product & Business Highlights Alongside our sustained commitment to performance and quality, we have recently made several product and business advancements, to drive continued momentum for years to come. Safety and Civility Advancements: Safety has always been foundational to everything we do at Roblox. In July, we announced a suite of new tools to revolutionize digital connection and age-based communication on the platform. The new features included Trusted Connections, which leverages age estimation technology to provide users 13O the ability to connect and chat more freely with people they know and trust. In addition, we expanded privacy tools for notification and screen time management, offering enhanced insights for parents of teens and complementing existing parental controls for younger users. In July, we also announced RoGuard 1.0, an open-source safety toolkit developed to provide robust guardrails for large language models LLMs. It includes a guardrail model for safeguarding unlimited text generation on the Roblox platform by classifying both user prompts and generated responses against safety policies. These innovations aim to foster positive interactions and a secure environment, aligning with Roblox's goal to be a leader in online gaming safety. Discovery Enhancements: Throughout 2025, we have continued to invest in real-time infrastructure to dynamically construct the home page for our users. Weʼve also invested in modeling improvements like multi-task learning on high value actions, or core gameplay behaviors and actions that lead to retention, engagement, and monetization. To enable rapid discovery of our creator content, we implemented new general retrieval models and Thumbnails Personalization that enables Creators to personalize explanations of their games to different cohorts of users. We believe our algorithmic transparency has nourished our content ecosystem. IP License Manager and Catalog: In July 2025, we launched the IP License Manager and Catalog, a system designed to simplify and scale creative and economic opportunities for creators and IP owners on our platform. This innovative solution streamlines a previously complex, months-long process into days or hours, opening opportunities for all eligible creators and IP owners. We've launched with prominent IP partners Lionsgate, Netflix, Sega, and Kodansha. Creator Rewards: We also launched a new “Creator Rewardsˮ program in July 2025 that lets creators earn directly from Roblox for driving user engagement and platform growth. This program replaces legacy payout systems and introduces two key earning avenues for creators: a Daily Engagement Reward for experiences that drive repeat visits with paying users, and an Audience Expansion Reward that shares 35% of Robux purchase revenue from new or reactivated users for 6 a limited period. Expanding economic opportunities and promoting long-term ecosystem health for creators are key elements to our growth strategy. Economy Pricing Optimizations: ● Differential Pricing: We continued to gain traction on our differential Robux pricing initiative, which offers more Robux for users purchasing Robux on platforms that have lower transaction processing fees such as desktop, web, and prepaid cards. Desktop bookings, which have the lowest payment processing fees among our platforms, continued to meaningfully increase as a percentage of total bookings, and we continued to observe payment processing margin savings in Q2 2025. Further, this leads to more supply of Robux available for developers to earn, resulting in higher developer exchange fees and investment in our creator community. ● Price Optimization: We launched our price optimization initiative in Q4 2024 to help creators easily run A/B test prices for in-experience items. As of June 2025, 44 of the top 100 experiences by spending have used the tool. ● Regional Pricing: In April 2025, we launched Regional Pricing, which enables creators to offer more appropriate prices for in-experience game passes based on a userʼs country and purchasing power. 40 of Robloxʼs top 100 experiences by spending in June 2025 enabled Regional Pricing for their in-experience game passes, pointing to strong early adoption. We also launched Regional Pricing for avatar items in June 2025, and plan to expand to more types of in-experience items later this year. Rewarded Video Ads & Commerce: We continue to advance our advertising and commerce initiatives. Our integration efforts with Google are ongoing and we are currently in beta with our rewarded video product. Publishers engaged in Rewarded Video span all sizes, including top 100 experiences by spend in June, such as Brookhaven, Driving Empire Car Racing & Rivals and Fortune 500 brands as advertisers. In Q2 2025, we also launched Roblox Commerce APIs, with Shopify as our inaugural integrated partner and the Approved Merchandiser Program, bridging physical goods with virtual benefits to our platform. Cube 3D Foundational AI Model: Earlier this year, we announced an ambitious project to power the creation of immersive 3D objects and scenes in Roblox with our Cube 3D foundation model. We continue to innovate in this area and make significant improvements in accelerating AI inference for 3D creation with now 7 to 8x faster more responsive object generation. These improvements directly translate into tangible benefits for developers and users. Developers can now work in faster iteration cycles, and users experience more responsive 3D generation. In addition, our communityʼs creativity continues to amaze us with nearly one million 3D assets generated in experiences and Studio since March. 7

Guidance Management guidance is as follows: For Q3 2025 ● Revenue of $1,110 million - $1,160 million, or year-over-year growth of 2126%.2 ○ The growth rate is impacted by a $26.4 million acceleration of revenue recorded in Q3 2024, due to the decrease in the estimated average paying user life from 28 months to 27 months in Q2 2024. ● Bookings of $1,590 million - $1,640 million, or year-over-year growth of 4145%. ● Consolidated net loss between $396 million - $366 million. ● Adjusted EBITDA between $58 million - $28 million, which excludes an adjustment for a total net increase in deferred revenue and deferred cost of revenue of $408 million. ● Operating cash flow between $415 million - $445 million, up 6880% year-over-year. ● Capital expenditures of $85 million. ● Free cash flow between $330 million - $360 million, up 5165% year-over-year. For fiscal 2025 ● Revenue of $4,390 million - $4,490 million, or year-over-year growth of 2225%.2 ○ The growth rate is impacted by a $98.0 million acceleration of revenue recorded in FY 2024, due to the decrease in the estimated average paying user life from 28 months to 27 months in Q2 2024. ● Bookings of $5,870 million - $5,970 million, or year-over-year growth of 3437%. ● Consolidated net loss between $1,261 million - $1,201 million.3 ● Adjusted EBITDA between $5 million - $55 million,3 which excludes an adjustment for a total net increase in deferred revenue and deferred cost of revenue of $1,285 million. ● Operating cash flow between $1,335 million - $1,395 million, up 6270% year-over-year. ● Capital expenditures of $310 million, or a year-over-year increase of 73%. This is an increase of $25 million over prior guidance to invest behind the robust momentum of our business and meet the faster-than-expected surge in demand. ● Free cash flow between $1,025 million - $1,085 million, up 6069% year-over-year. 3 Consolidated net loss is higher and Adjusted EBITDA is lower compared to prior guidance as a result of the raise in our FY 2025 bookings outlook. The operating expenses to support this growth are generally recognized immediately, while the vast majority of revenue associated with the incremental bookings is deferred and recognized over the estimated average lifetime of a paying user. This results in a timing mismatch that negatively impacts our guidance for both consolidated net loss and Adjusted EBITDA. 2 Our revenue guidance assumes that there are no material changes in estimates used in our revenue recognition, such as the estimated average lifetime of a paying user. 8

We are raising our FY 2025 bookings guidance, which now implies year-over-year growth of 3437%. This is higher than our initial FY 2025 bookings guidance of 1921%, reflecting our robust year-to-date outperformance and strong outlook. Further, this robust bookings growth also translated into an even stronger operating cash flow outlook, which we've increased from 2835% to 6270% year-over-year growth. Our Q3 2025 bookings guidance is based on our strong Q2 exit growth rate, continued momentum in July, and the early signals that our viral hits are having positive implications across the broader creator ecosystem. As we look out to Q4 2025, we have less visibility and therefore we believe itʼs prudent to embed some additional conservatism in our guidance. Finally, we expect to produce year-on-year margin improvement in Q3 2025 and to deliver full-year margin improvements above the high end of the long-term goals we communicated in November 2023. For the foreseeable future, we continue to believe that we are in the enviable position of being able to thoughtfully invest in all of our major cost areas to continue to drive innovation and growth, while still generating healthy margins. More than ever, we believe Roblox is positioned to capture 10% of the $180 billion global gaming content market and, ultimately, become one of the great global consumer internet platforms. 9

EARNINGS Q&A SESSION We will host a live Q&A session to answer questions regarding our second quarter 2025 results on Thursday, July 31, 2025 at 530 a.m. Pacific Time/830 a.m. Eastern Time. The live webcast and Q&A session will be open to the public at ir.roblox.com and we invite you to join us and to visit our investor relations website at ir.roblox.com to review supplemental information. In addition, Roblox will hold its annual Roblox Developers Conference (“RDCˮ) September 56, 2025. We will livestream the keynote addresses on September 5 on our YouTube channel at youtube.com/Roblox and the broadcast will also be available on our investor relations website at ir.roblox.com. More information will be available in the coming weeks. 10

Forward-Looking Statements This letter and the live webcast and Q&A session which will be held at 530 a.m. Pacific Time/830 a.m. Eastern Time on Thursday, July 31, 2025 contain “forward-looking statementsˮ within the meaning of the “safe harborˮ provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our vision to connect one billion users with optimism and civility, our vision to reach 10% of the global gaming content market, the amount of expected earnings for the developer and creator community, our efforts to improve the Roblox Platform, our investments to pursue the highest standards of trust and safety on our platform, our immersive and video advertising efforts, our efforts to provide a safe online environment for children, our efforts regarding content curation and discovery, genre expansion and live operations, our efforts regarding real world commerce, the use of AI and open source models on our platform, including our Cube 3D foundational AI model, our economy, product efforts and operating performance related to pricing and platform monetization, including Creator Rewards and economy pricing optimizations, our efforts to develop an intellectual property license manager and catalog, our efforts related to language as a service, our sponsored experiences, branding, and new partnerships and our roadmap with respect to each, our business, product, strategy, and user growth, our investment strategy, including with respect to people and opportunities for and expectations of improvements in financial and operating metrics, including operating leverage, margin, free cash flow, operating expenses, and capital expenditures, our expectation of successfully executing such strategies and plans, disclosures regarding the seasonality of our business and future growth rates, including with respect to our user demographics, changes to our estimated average lifetime of a paying user and the resulting effect on revenue, cost of revenue, deferred revenue and deferred cost of revenue, our expectations of future net losses and net cash and cash equivalents provided by operating activities, payments to our developers and creators, statements by our Chief Executive Officer and Chief Financial Officer, and our outlook and guidance for the third quarter and full year 2025, and future periods. These forward-looking statements are made as of the date they were first issued and were based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,ˮ “vision,ˮ “envision,ˮ “evolving,ˮ “drive,ˮ “anticipate,ˮ “intend,ˮ “maintain,ˮ “should,ˮ “believe,ˮ “continue,ˮ “plan,ˮ “goal,ˮ “opportunity,ˮ “estimate,ˮ “predict,ˮ “may,ˮ “will,ˮ “could,ˮ “hope,ˮ “target,ˮ “project,ˮ “potential,ˮ “might,ˮ “shall,ˮ “contemplate,ˮ and “would,ˮ and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the “SECˮ), including our annual reports on Form 10K, our quarterly reports on Form 10Q, and other filings and reports we make with the SEC from time to time. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our ability to successfully execute our business and growth strategy; the sufficiency of our cash and cash equivalents to meet our liquidity needs, including the repayment of our senior notes; the demand for our platform in general; our ability to sustain virality of experiences on our platform; the seasonality of our business and the impact of viral experiences; our ability to retain and increase our number of users, developers, and creators, while adequately scaling our infrastructure as engagement increases; changes in the average lifetime of 11 a paying user; the impact of inflation, tariffs, and global economic conditions on our operations; the impact of changing legal and regulatory requirements on our business, including the use of verified parental consent; our ability to develop enhancements to our platform, and bring them to market in a timely manner; our ability to develop and protect our brand; any misuse of user data or other undesirable activity by third parties on our platform; our ability to maintain the security and availability of our platform; our ability to detect and minimize unauthorized use of our platform; and the impact of AI on our platform, users, creators, and developers. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from our expectations is included in the reports we have filed or will file with the SEC, including our annual reports on Form 10K and our quarterly reports on Form 10Q. The forward-looking statements included in this letter represent our views as of the date of this letter. We anticipate that subsequent events and developments will cause our views to change. However, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this letter. Special Note Regarding Operating Metrics Additional information regarding our core financial and operating metrics disclosed above is included in the reports we have filed or will file with the SEC, including our annual reports on Form 10K and our quarterly reports on Form 10Q. We encourage investors and others to review these reports in their entirety. 12

Non-GAAP Financial Measures This letter contains the following non-GAAP financial measures: bookings, Adjusted EBITDA, and free cash flow. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance. Bookings represent the sales activity in a given period without giving effect to certain non-cash adjustments, as detailed below. Substantially all of our bookings are generated from sales of virtual currency, which can ultimately be converted to virtual items on the Roblox platform. Sales of virtual currency reflected as bookings include one-time purchases or monthly subscriptions purchased via payment processors or through prepaid cards. Bookings are initially recorded in deferred revenue and recognized as revenues over the estimated period of time the virtual items purchased with the virtual currency are available on the Roblox platform (estimated to be the average lifetime of a paying user) or as the virtual items purchased with the virtual currency are consumed. Bookings also include an insignificant amount from advertising and licensing arrangements. We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue as a result of the fact that we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings. By removing these non-cash adjustments, we are able to measure and monitor our business performance based on the timing of actual transactions with our users and the cash that is generated from these transactions. Over the long-term, the factors impacting our revenue and bookings trends are the same. However, in the short-term, there are factors that may cause revenue and bookings trends to differ. Adjusted EBITDA represents our GAAP consolidated net loss, excluding interest income, interest expense, other (income)/expense, net, provision for/(benefit from) income taxes, depreciation and amortization expense, stock-based compensation expense, and certain other nonrecurring adjustments. We believe that, when considered together with reported GAAP amounts, Adjusted EBITDA is useful to investors and management in understanding our ongoing operations and ongoing operating trends. Our definition of Adjusted EBITDA may differ from the definition used by other companies and therefore comparability may be limited. Free cash flow represents the net cash and cash equivalents provided by operating activities less purchases of property and equipment, and intangible assets acquired through asset acquisitions. We believe that free cash flow is a useful indicator of our unit economics and liquidity that provides information to management and investors about the amount of cash and cash equivalents generated from our core operations that, after the purchases of property and equipment, and intangible assets acquired through asset acquisitions, can be used for strategic initiatives. 13

Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial information as a tool for comparison. As a result, our non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP. Reconciliation tables of the most comparable GAAP financial measure to each non-GAAP financial measure used in this letter are included at the end of this letter. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measures. 14

GAAP to Non-GAAP Reconciliations

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented (in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
Reconciliation of revenue to bookings:				
Revenue	$ 1,080,677	$ 893,543	$ 2,115,884	$ 1,694,843
Add (deduct):				
Change in deferred revenue	365,068	66,728	542,964	194,332
Other	(8,117)	(5,093)	(14,510)	(10,240)
Bookings	$ 1,437,628	$ 955,178	$ 2,644,338	$ 1,878,935

The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, for each of the periods presented (in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
Reconciliation of consolidated net loss to Adjusted EBITDA:				
Consolidated net loss	$ (279,800)	$ (207,195)	$ (496,140)	$ (479,115)
Add (deduct):				
Interest income	(48,844)	(44,383)	(95,167)	(86,553)
Interest expense	10,342	10,204	20,692	20,567
Other (income)/expense, net	(5,131)	3,315	(8,390)	3,661
Provision for/(benefit from) income taxes	973	110	1,836	1,163
Depreciation and amortization expense	53,784	52,772	107,518	106,513
Stock-based compensation expense	284,762	251,891	543,698	492,393
Other charges	2,274	(189)	2,274	993
Adjusted EBITDA	$ 18,360	$ 66,525	$ 76,321	$ 59,622

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The following table presents a reconciliation of net cash and cash equivalents provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented (in thousands, unaudited): Three Months Ended June 30, Six Months Ended June 30, 2025 2024 2025 2024 Reconciliation of net cash and cash equivalents provided by operating activities to free cash flow: Net cash and cash equivalents provided by operating activities $ 199,262 $ 151,449 $ 643,176 $ 390,395 Deduct: Acquisition of property and equipment 22,610 39,701 39,975 86,381 Purchases of intangible assets — 170 — 1,370 Free cash flow $ 176,652 $ 111,578 $ 603,201 $ 302,644 16

Forward Looking Guidance4: GAAP to Non-GAAP Financial Measures Reconciliations The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented (in thousands): Guidance Updated Guidance Three Months Ended Twelve Months Ended September 30, 2025 December 31, 2025 Low High Low High Reconciliation of revenue to bookings: Revenue $ 1,110,000 $ 1,160,000 $ 4,390,000 $ 4,490,000 Add (deduct): Change in deferred revenue 488,000 488,000 1,510,000 1,510,000 Other 8,000 8,000 30,000 30,000 Bookings $ 1,590,000 $ 1,640,000 $ 5,870,000 $ 5,970,000 4 Our revenue guidance assumes that there are no material changes in estimates used in our revenue recognition, such as the estimated average lifetime of a paying user. 17

The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, for each of the periods presented (in thousands):

	Guidance		Updated Guidance	
	Three Months Ended September 30, 2025		Twelve Months Ended December 31, 2025	
	Low	High	Low	High
Reconciliation of consolidated net loss to Adjusted EBITDA:				
Consolidated Net Loss	$ (396,000)	$ (366,000)	$ (1,261,000)	$ (1,201,000)
Add (deduct):				
Interest income	(40,000)	(40,000)	(175,000)	(175,000)
Interest expense	11,000	11,000	42,000	42,000
Other (income)/expense, net	—	—	(8,000)	(8,000)
Provision for/(benefit from) income taxes	1,000	1,000	4,000	4,000
Depreciation and amortization expense	56,000	56,000	225,000	225,000
Stock-based compensation expense	310,000	310,000	1,165,000	1,165,000
Other charges	—	—	3,000	3,000
Adjusted EBITDA	$ (58,000)	$ (28,000)	$ (5,000)	$ 55,000

The following table presents a reconciliation of net cash and cash equivalents provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented (in thousands):

	Guidance		Updated Guidance	
	Three Months Ended September 30, 2025		Twelve Months Ended December 31, 2025	
	Low	High	Low	High
Reconciliation of net cash and cash equivalents provided by operating activities to free cash flow:				
Net cash and cash equivalents provided by operating activities	$ 415,000	$ 445,000	$ 1,335,000	$ 1,395,000
Deduct:				
Acquisition of property and equipment	(85,000)	(85,000)	(310,000)	(310,000)
Free cash flow	$ 330,000	$ 360,000	$ 1,025,000	$ 1,085,000

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